CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 36 to Registration Statement No. 2-60836 of Merrill Lynch Value Opportunities Fund, Inc. (the “Fund”) on Form N-1A of our reports dated May 22, 2006, relating to the financial statements and financial highlights of the Fund and of Master Value Opportunities Trust (the “Trust”) appearing in the corresponding Annual Reports on Form N-CSR of the Fund and the Trust for the year ended March 31, 2006, and to the references to us under the headings “Financial Highlights” in the Prospectus and “Financial Statements” in the Statement of Additional Information, which are parts of such Registration Statement.

/s/ Deloitte & Touche LLP

Princeton, New Jersey

July 18, 2006